Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-207478) on Form S-8 of LivaNova PLC and subsidiaries (the “Company”) of our report dated June 15, 2015 with respect to the consolidated balance sheets of Cyberonics, Inc. and subsidiaries as of April 24, 2015 and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the 52 weeks ended April 24, 2015 and April 25, 2014, which report appears in the December 31, 2016 Form 10-K.

KPMG LLP
Houston, Texas
March 1, 2017